Exhibit 99.1

OptimumBank Holdings Announces Earnings Restatement

Fort Lauderdale, FL (November 16, 2009). OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for OptimumBank, announced that the Company is restating its earnings for the quarterly and year to date periods ended June 30, 2009 and September 30, 2009. The Company intends to amend its Form 10-Q for the quarter ended June 30, 2009 on or before November 23, 2009 and is expecting to file its Form 10-Q for the quarter ended September 30, 2009 on or before November 23, 2009. Albert J. Finch, Chairman of the Board and CEO, noted, “The Bank recently completed an FDIC examination and is awaiting a final report. In this interim timeframe we are amending and restating our financial statements in accordance with the regulatory examination findings and proceeding with further due diligence to institute the necessary steps to improve and correct perceived weaknesses.”

As originally reported, the Company had a net after tax loss of $736,061 for the three months ended June 30, 2009 or $(.22) per basic share. The restated loss for the three months ended June 30, 2009 will increase to approximately $2.2 million or $(.66) per basic share. The after tax net loss originally reported for the six month period ended June 30, 2009 of $677,769 or $(.21) per basic share will increase to a net loss of $2.1 million or $(.64) per share.

Preliminary quarterly and year to date earnings for the third quarter ended September 30, 2009 were originally announced in a press release on October 26, 2009. As originally announced, the Company had a net after tax loss of $941,497 or $(.29) per basic share for the three month period ended September 30, 2009. The restated loss for the three month period ended September 30, 2009 decreased to a loss of $312,737 or $(.10) per basic share, compared to net income of $201,499 or $.06 per basic share for the prior year quarter ended September 30, 2008.

The after tax net loss originally announced for the nine month period ended September 30, 2009 of $1,619,266 or $(.49) per basic share will increase to a net loss of $2,425,180 or $(.74) per basic share, compared to net income of $1,019,274 or $.31 per basic share for the same period last year. Mr. Finch noted that, “A significant increase in impaired loans and resultant increase in provision for loan losses and loan charge-offs was the primary reason for the restatements in both the June 30, 2009 and September 30, 2009 quarterly and year to date periods. We intend to continue to devote significant resources to addressing these credits.” Additional information regarding the restatements is available in a Form 8-K filed simultaneously with this press release.

Restated shareholders’ equity at June 30, 2009 declined by approximately $1.4 million to approximately $20.7 million from the previously reported amount of $22.1 million. Restated shareholder’s equity at September 30, 2009 declined by approximately $806,000 to $20.3 million. On a preliminary basis, the Company expects to meet its regulatory capital requirements both at June 30, 2009 and September 30, 2009. Richard L. Browdy, President, said, “We will face significant challenges ahead, but our capital remains strong and our resolve to improve our systems and controls even stronger.”

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company’s operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company’s securities.